Exhibit 99.1
CONTACT:
Geoffrey Mogilner
Midway — Corporate Communications
(773) 961-2222
gmogilner@midway.com
MIDWAY RECEIVES CONTINUED LISTING STANDARDS NOTICE FROM THE NYSE
CHICAGO — November 28, 2008 — Midway Games Inc. (NYSE: MWY) announced today that on November 24, 2008, the Company received notification from the New York Stock Exchange (NYSE) that it has fallen below the standard for continued listing of its common stock on the NYSE that requires a minimum average market capitalization over a 30-day trading period of at least $75 million and a minimum stockholders’ equity of at least $75 million.
Under NYSE rules, the Company has 45 days from the date of the notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the continued listing standards within 18 months of receiving the notice. The Company intends to submit such a plan. During this cure period, the Company’s shares will continue to be listed and traded on the NYSE, subject to the Company’s compliance with other NYSE continued listing standards.
The Company’s business operations and Securities and Exchange Commission reporting requirements are unaffected by this notice.
About Midway
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
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